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                                                                   Exhibit 10.21



                           [HIGHWAYMASTER LETTERHEAD]




December 12, 1995


Mr. William McCausland
14120 Stonegate Drive
Tampa, Florida 33624

Dear Bill:

It is my pleasure to offer you a position with HighwayMaster Corporation as the Vice President of Business Alliances, with your employment date to be January 29, 1996. You will be reporting to Gordon Quick, the Chief Operating Officer. Your initial job responsibilities have been outlined for you and you will receive them during your orientation session.


The monthly salary for this exempt position is nine thousand one hundred sixty-six dollars and sixty-six cents ($9,166.66). You will be eligible to receive a fifteen thousand dollar ($15,000) bonus every six (6) months which will be determined by your performance. The position is terminable at will, by either party, and HighwayMaster Corporation may change your salary or job responsibilities from time to time as it deems necessary. Medical, dental, life, short and long term disability will be provided for you at the Company's expense, although HighwayMaster Corporation reserves the right to change carriers or coverage levels. Medical and dental insurance will be available at group rates for your dependents at your expense. Coverage for you will begin the first of the month following thirty (30) days of employment. Your initial vacation eligibility will be three (3) weeks per year earned at ten (10) hours per month. Additional benefits include six (6) paid sick days per year, the Company paid holidays and 401(k) plan.

We will issue a check for sixty-five thousand dollars ($65,000), which you can utilize for ALL of your relocation expenses, after we receive written confirmation of your employment letter. You must remain in the company's employment for one (1) year from your relocation date, (this will be valid if you decide to leave the company and null and void, if the company terminates your employment) or you will have to reimburse the company for all your relocation expenses.
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Mr. William McCausland
December 12, 1995
Page Two



You will receive thirty thousand (30,000) stock options and the price will be determined on your employment date with the company. Additionally, if termination should occur, you will be entitled to one (1) year's severance based on your base salary and this will be applicable for the first three (3) years of your employment.

You will receive periodical performance reviews, at which time we will evaluate you performance, position and compensation, with no guarantee of change at that time.

I believe that you will find the position challenging and commensurate with your talents and objectives. We look forward to your becoming a part of our team.

Please sign, date and return the duplicate copy of this letter to confirm that it clearly states our mutual understanding and your acceptance of the position.

In order to expedite the orientation process, I would appreciate it, if you would bring your driver's license and social security card/birth certificate with you on your first day.

If you have any questions or concerns regarding this matter, please contact me at (214) 732-2506.

Sincerely,                                         Accepted by


/s/ Carolyn Locke                                  /s/William McCausland
---------------------                              -----------------------
Carolyn Locke                                      William McCausland
Director of Human Resources

                                                   Date:    12/26/95
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cc:      Gordon Quick
         Personnel File